Exhibit 99.4


PRESS RELEASE

ATC Healthcare Announces Fiscal Year End 2004 Results of Operations

LAKE SUCCESS, N.Y.--(BW HealthWire)--May 28, 2004--ATC Healthcare, Inc. (AMEX:AHN - News), a national leader in medical staffing, today announced results for its fourth quarter and fiscal year end 2004, which ended February 29, 2004.

Revenues for the fourth quarter ended February 29, 2004 were $30.3 million compared to $33.8 million for the quarter ended February 28, 2003. Income from operations for the quarter ended February 29, 2004 was $850,000 versus a net loss from operations of $2.1 million in the prior fiscal year. Net loss for the quarter ended February 28, 2004 was $261,000 or $0.01per diluted share (EPS), versus net loss of $2.5 million or $0.10 per diluted share for the quarter ended February 28, 2003.

Revenues for the year ended February 29, 2004, were $130.4 million compared to $148.7 million for the year ended February 28, 2003. Loss from operations for the year ended February 29, 2003 was $177,000 versus income from operations of $1.5 million in the prior fiscal year. Net loss for the year ended February 29, 2004 was $6.2 million or $0.25 per diluted share (EPS), versus net loss of $2.8 million or $.12 per diluted share for the year ended February 28, 2003.

February 29, 2004 year end results were negatively impacted by a $2.6 million office closing and restructuring reserve taken in the third quarter. February 28, 2003 year end results were negatively impacted by a $2.3 million charge taken in the third quarter for obligations owed by Tender Loving Care Health Care Services, Inc. which is operating under Chapter 11 bankruptcy.

Sales and margins continue to be under pressure as demand for temporary nurses continues to go through a period of contraction. Hospitals are experiencing declining admission rates and are placing greater reliance on full-time staff overtime and increased nurse patient loads.

In conjunction with this release, management will host a teleconference Tuesday, June 1, 2004 at 12:00 noon Eastern Time. The dial in number is 1-800-915-4836 (domestic) or 1-973-317-5319 (international). There will be a 48 hour replay. The replay number is 1-800-428-6051, code 357762.

ABOUT ATC HEALTHCARE, INC.

ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 53 locations in 23 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2003 as filed with the Securities and Exchange Commission on June 13, 2003 and Form 10-Q for the quarter ended November 30, 2003 filed with the Securities and Exchange Commission on January 14, 2004.

Contact:

David Savitsky 516-750-1681  dsavitsky@atchealthcare.com
Andrew Reiben 516-750-1663   areiben@atchealthcare.com

ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                                                           For the Three Months    For the Year
                                                             Ended (unaudited)        Ended

                                                            February  February  February  February
                                                               29,       28,       29,       28,
                                                              2004      2003      2004      2003

REVENUES:

     Service revenues                                         $30,335   $33,759  $130,401  $148,720
----------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
     Service costs                                             24,344    27,868   103,191   115,694
     General and administrative expenses                        4,802     7,423    22,692    29,458
     Depreciation and amortization                                345       603     2,106     2,037
     Office closing and restructuring charge                       --        --     2,589        --
----------------------------------------------------------------------------------------------------
        Total operating expenses                               29,491    35,894   130,578   147,189
----------------------------------------------------------------------------------------------------

(LOSS) INCOME FROM OPERATIONS                                     844   (2,135)     (177)     1,531
----------------------------------------------------------------------------------------------------

INTEREST AND OTHER EXPENSES
(INCOME):

     Interest expense, net                                      1,093     1,011     4,151     3,255
     Expense related to TLCS liability                             --        --        --     2,293
     Other  expense (income), net                                (50)       489     (139)       260
----------------------------------------------------------------------------------------------------
       Total interest and other expenses                       1,043     1,500     4,012     5,808
----------------------------------------------------------------------------------------------------
LOSS   BEFORE INCOME TAXES                                      (199)   (3,635)   (4,189)   (4,277)
INCOME TAX (BENEFIT)                                               62   (1,181)     1,991   (1,444)
----------------------------------------------------------------------------------------------------
 NET LOSS                                                      $(261)  $(2,454)  $(6,180)  $(2,833)
====================================================================================================
DIVIDENDES ACCRETED TO PREFERRED SHAREHOLDERS                   $ 16        --     $  67        --

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS                      $(277)  $(2,454)  $(6,247)  $(2,833)

(LOSS) PER COMMON SHARE - BASIC:                               $(.01)    $(.10)    $(.25)    $(.12)
====================================================================================================

(LOSS) PER COMMON SHARE - DILUTED:                             $(.01)    $(.10)    $(.25)    $(.12)
====================================================================================================

WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING
     Basic                                                     24,899    23,833    24,468    23,783
====================================================================================================
     Diluted                                                   24,899    23,833    24,468    23,783
====================================================================================================